CARLISLE COMPANIES INCORPORATED
13925 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina 28277
(704) 501-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Carlisle Companies Incorporated (the “Company”) will be held at the offices of the Company, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina on Friday, April 20, 2007, at 12:00 Noon for the following purposes:

1.                To elect three (3) directors.

2.                To transact any other business properly brought before the meeting.

Only shareholders of record at the close of business on February 23, 2007 will be entitled to vote whether or not they have transferred their stock since that date.

SHAREHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors
STEVEN J. FORD
Secretary

Charlotte, North Carolina
March 1, 2007

PROXY STATEMENT

GENERAL

The enclosed Proxy is solicited by the Board of Directors.   The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may devote part of their time to solicitation by facsimile, telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in connection therewith. Proxies may be revoked at any time prior to voting. See “Voting by Proxy and Confirmation of Beneficial Ownership” beginning on page 31.

The mailing address of the principal executive offices of the Company is Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277. The Company intends to mail this Proxy Statement and the enclosed Proxy, together with the 2006 Annual Report, on or about March 5, 2007. Upon written request mailed to the attention of the Secretary of the Company, at the address set forth above, the Company will provide without charge a copy of its 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

VOTING SECURITIES

At the close of business on February 23, 2007, the Company had 31,038,389 shares of common stock (“Shares” or “Common Shares”) outstanding, all of which are entitled to vote. The Company’s Restated Certificate of Incorporation provides that each person who received Shares pursuant to the Agreement of Merger, dated March 7, 1986, which was approved by the shareholders of Carlisle Corporation and became effective on May 30, 1986, is entitled to five votes per Share. Persons acquiring Shares after May 30, 1986 (the effective date of the Merger) are entitled to one vote per Share until the Shares have been beneficially owned (as defined in the Restated Certificate of Incorporation) for a continuous period of four years. Following continuous ownership for a period of four years, the Shares are entitled to five votes per share. The actual voting power of each holder of Shares will be based on shareholder records at the time of the Annual Meeting. See “Voting by Proxy and Confirmation of Beneficial Ownership” beginning on page 31. In addition, holders of Shares issued from the treasury, other than for the exercise of stock options, before the close of business on February 23, 2007, the record date for determining shareholders entitled to vote at the Annual Meeting, will be entitled to five votes per share unless the Company’s Board of Directors (the “Board of Directors” or “Board”) determines otherwise at the time of authorizing such issuance.

SECURITY OWNERSHIP

A.  Beneficial Owners.

The following table provides certain information as of December 31, 2006 with respect to any person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Common Shares, the Company’s only class of voting securities. As defined in Securities and Exchange Commission Rule 13d-3, “beneficial ownership” means essentially that a person has or shares voting or investment decision power over shares. It does not necessarily mean that the person enjoyed any economic benefit from those shares. The information included in the table is from Schedules 13G as filed by (i) Franklin Resources, Inc. (ii) JPMorgan Chase & Co., (iii) Lord, Abbett & Co., LLC, and (iv) Cramer Rosenthal McGlynn, LLC.

Name and Address of Beneficial Owner	Number of Shares(1)	Percentage
Franklin Advisory Services, LLC	3,279,837	10.6%
One Parker Plaza, 9th Floor
Fort Lee, New Jersey 07024
Lord, Abbett & Co., LLC	2,128,278	6.9%
90 Hudson Street
Jersey City, New Jersey 07302
Cramer Rosenthal McGlynn, LLC	2,001,851	6.5%
520 Madison Avenue
New York, New York 10022
JPMorgan Chase & Co.	1,940,320	6.2%
270 Park Avenue
New York, New York 10017

(1)          Based on the referenced Schedule 13G filing, each listed reporting person has sole voting and dispositive power in respect of the Shares owned by such reporting person.

B. Nominees, Directors and Officers

The following table provides information as of January 31, 2007, as reported to the Company by the persons and members of the group listed, as to the number and the percentage of Common Shares beneficially owned by:  (i) each director, nominee and executive officer named in the Summary Compensation Table on page 23; and (ii) all directors, nominees and current executive officers of the Company as a group.

Name of Director/Executive or
Number of Persons in Group	Number of Shares	Percentage
Donald G. Calder	37,184(a)(c)(f)	.12%
Robin S. Callahan	13,830(f)(i)	.04%
Paul J. Choquette, Jr.	15,132(f)	.05%
Peter L.A. Jamieson	14,431(f)(k)	.05%
Peter F. Krogh	12,439(f)(k)	.04%
Richmond D. McKinnish	340,019(d)(e)(j)	1.09%
Stephen P. Munn	297,298(b)(d)(e)	.96%
Anthony W. Ruggiero	11,334(f)(k)	.04%
Lawrence A. Sala	11,570(f)(k)	.04%
Eriberto R. Scocimara	9,586(f)	.03%
Magalen C. Webert	180,685(f)(g)(h)(k)	.59%
John W. Altmeyer	124,214(d)(e)(j)	.40%
Barry Littrell	33,032(d)(e)(j)	.11%
Carol P. Lowe	33,923(d)(e)(j)	.11%
Michael D. Popielec	60,472(d)(e)(j)	.20%
17 Directors and current executive officers as a group	1,314,016(a)-(k)	4.16%

(a)           Includes 3,000 Shares held by Mr. Calder’s wife. Mr. Calder disclaims beneficial ownership of these Shares.

(b)          Includes 5,200 Shares held by Mr. Munn’s wife. Mr. Munn disclaims beneficial ownership of these Shares.

(c)           Includes 7,317 Shares held by a trust as to which Mr. Calder is a trustee. Mr. Calder disclaims beneficial ownership of these Shares.

(d)          Includes Shares allocated to the accounts of the following executive officers participating in the Company’s Employee Incentive Savings Plan as of December 31, 2006:  Mr. McKinnish, 15,255 Shares; Mrs. Lowe, 661 Shares; Mr. Popielec, 206 Shares; Mr. Altmeyer, 4,430 Shares; Mr. Littrell, 1,282 Shares; and Mr. Munn, 656 Shares. Each participant in the Plan has the right to direct the voting of Shares allocated to his or her account. Shares are held by the trustee of the Employee Incentive Savings Plan in a commingled trust fund with beneficial interest allocated to each participant’s account.

(e)           Includes Shares which the following executive officers have the right to acquire within sixty (60) days through the exercise of stock options issued by the Company:  Mr. McKinnish, 273,666 Shares; Mrs. Lowe, 29,666 Shares; Mr. Popielec, 52,666 Shares; Mr. Altmeyer, 100,334 Shares; Mr. Littrell, 28,000 Shares; and Mr. Munn, 121,666 Shares. Shares issued from the treasury of the Company pursuant to the exercise of stock options have one vote per share until such Shares have been held for a continuous period of four (4) years.

(f)             Includes Shares which the following non-management directors have the right to acquire within sixty (60) days through the exercise of stock options issued by the Company:  Mr. Calder, 3,334 Shares;

Mrs. Callahan, 6,745 Shares; Mr. Choquette, 10,334 Shares; Mr. Jamieson, 5,334 Shares; Mr. Krogh, 10,334 Shares; Mr. Ruggiero, 8,334 Shares; Mr. Sala, 9,334 Shares; Mr. Scocimara, 5,334 Shares; and Mrs. Webert, 10,334 Shares. Shares issued from the treasury of the Company pursuant to the exercise of stock options have one vote per share until such Shares have been held for a continuous period of four (4) years.

(g)           Includes 1,000 Shares held by Mrs. Webert’s husband and 2,812 Shares held by Mrs. Webert’s children. Mrs. Webert disclaims beneficial ownership of these Shares.

(h)          Includes 147,058 Shares held by a limited partnership as to which Mrs. Webert is an indirect owner. Mrs. Webert disclaims beneficial ownership of these Shares.

(i)             Includes 85 Shares held by Mrs. Callahan’s husband. Mrs. Callahan disclaims beneficial ownership of these Shares.

(j)              Includes restricted Shares as follows:  Mr. McKinnish, 20,000 Shares; Mrs. Lowe, 3,500 Shares; Mr. Popielec, 6,500 Shares; Mr. Altmeyer, 3,750 Shares; and Mr. Littrell, 3,750 Shares. Restricted Shares have one vote per share until such Shares have been held for a continuous period of four (4) years.

(k)          The table does not include the following Share equivalent units (“Units”) credited to the directors under the Company’s Deferred Compensation Plan for Nonemployee Directors:  Mr. Jamieson, 5,026 Units; Mr. Krogh, 2,974 Units; Mr. Ruggiero, 1,700 Units; Mr. Sala, 1,982 Units; and Mrs. Webert, 2,458 Units. The value of the Units will be paid to the director in cash upon his or her termination of service.

BOARD OF DIRECTORS

A. Election of Directors

The Company’s Restated Certificate of Incorporation provides for a classified Board of Directors under which the Board is divided into three classes of directors, each class as nearly equal in number as possible.

At the Annual Meeting three (3) directors are to be elected. The directors will be elected to serve for a three-year term until the 2010 Annual Meeting and until their successors are elected and qualified. Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying Proxy will be voted for the three nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instruction on the accompanying Proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes than if the votes were cast for the respective nominees. For voting purposes, proxies requiring confirmation of the date of beneficial ownership received by the Board of Directors with such confirmation not completed so as to show which Shares beneficially owned by the shareholder are entitled to five votes will be voted with one vote for each Share. See “Voting by Proxy and Confirmation of Beneficial Ownership” beginning on page 31. In the event any nominee is unable to serve (an event management does not anticipate), the Proxy will be voted for a substitute nominee selected by the Board of Directors or the number of directors will be reduced.

The Board of Directors does not impose arbitrary term limits, but a director is required to submit his or her resignation at the Annual Meeting following the date when he or she reaches age 72.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Nominees for Election

The following table sets forth certain information relating to each nominee, as furnished to the Company by the nominee. Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years.

		Position with Company, Principal Occupation, and
Name	Age	Other Directorships	Period of Serviceas Director(1)
Donald G. Calder	69

President of G.L. Ohrstrom & Co., Inc., a private investment firm. Director of Central Securities Corporation, Roper Industries, Inc., and Brown-Forman Corporation. Member of Audit, Corporate Governance and Nominating and Executive Committees of the Company.

			December, 1984 to date.
Robin S. Callahan	60

Past General Manager, Distribution and Marketing of International Business Machines, a computer manufacturer and provider of information technology services. Member of Audit, Executive, Compensation (from February, 2006) and Pension and Benefits (through February, 2006) Committees of the Company.

			May, 1998 to date.
Eriberto R. Scocimara	71

President, Chief Executive Officer and Director of Hungarian-American Enterprise Fund. Director of Quaker Fabrics Corporation, American Reprographics Company and Euronet Worldwide, Inc. Chairman of Compensation Committee and Member of Executive Committee of the Company.

			July, 1970 to date.

(1)          Information reported includes service as a Director of Carlisle Corporation, the Company’s predecessor.

Directors With Unexpired Terms

The following table sets forth certain information relating to each director whose term has not expired, as furnished to the Company by the director. Except as otherwise indicated, each director has had the same principal occupation or employment during the past five years.

		Position with Company, Principal Occupation,	Period of Service asDirector(1);
Name	Age	and Other Directorships	Expiration
Paul J. Choquette, Jr	68

Chairman and Chief Executive Officer of Gilbane, Inc. the holding company for Gilbane Properties, Inc. and Gilbane Building Company, real estate development and construction management companies. Chairman of Corporate Governance and Nominating Committee and Member of Executive Committee of the Company.

			April, 1991 to date. Term Expires 2009.

		Position with Company, Principal Occupation,	Period of Service as Director (1);
Name	Age	and Other Directorships	Expiration
Peter L.A. Jamieson	68

Director of Jardine Strategic Holdings, Ltd., a holding company which makes long-term strategic investments. Past Director of Robert Fleming Holdings Limited, an investment banking firm. Member of Audit, Compensation and Pension and Benefits Committees of the Company.

			January, 1996 to date. Term Expires 2008.
Peter F. Krogh	70

Dean Emeritus and Distinguished Professor, School of Foreign Service, Georgetown University. Director of Credit Suisse Mutual Funds. Chairman of Pension and Benefits Committee and Member of Compensation and Corporate Governance and Nominating Committees of the Company.

			May, 1995 to date. Term Expires 2008.
Richmond D. McKinnish	57	Chief Executive Officer, since February, 2001; President since March, 2000; Executive Vice President from March, 1999 to March, 2000.	February, 2001 to date. Term Expires 2008.
Stephen P. Munn	64	Chairman of the Board, since January, 1994; Chief Executive Officer from September, 1988 to February, 2001, of the Company. Chairman of Executive Committee of the Company.	September, 1988 to date. Term Expires 2009.
Anthony W. Ruggiero	65

Past Executive Vice President and Chief Financial Officer of Olin Corporation, a metals and chemicals manufacturer and distributor. Director of Olin Corporation. Chairman of Audit Committee and Member of Executive, ited Pension and Benefits (from February, 2006), and Compensation (through February, 2006) Committees of the Company. Mr. Ruggiero has completed several director education courses accredited by Institutional Shareholder Services.

			August, 2001 to date. Term Expires 2008.
Lawrence A. Sala	44

Chairman, President and Chief Executive Officer of Anaren, Inc., manufacturer of microwave electronic components and subsystems for satellite and defense electronics, and telecommunications. Director of Anaren, Inc. Member of Audit, Corporate Governance and Nominating and Pension and Benefits Committees of the Company.

			September, 2002 to date. Term Expires 2009.

Magalen C. Webert	55	Private investor. Member of Pension and Benefits, Audit (through February, 2006) and Corporate Governance and Nominating (from February, 2006) Committees of the Company.	May, 1999 to date. Term Expires 2009.

(1)          Information reported includes service as a Director of Carlisle Corporation, the Company’s predecessor.

B. Meetings of the Board and Certain Committees

During 2006, the Board of Directors of the Company held seven (7) meetings and had five (5) standing Committees:  (i) Executive, (ii) Audit, (iii) Compensation, (iv) Pension and Benefits and (v) Corporate Governance and Nominating.

The Executive Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. During 2006, the Executive Committee did not meet.

The Audit Committee has the sole authority to appoint and terminate the engagement of the independent auditors of the Company and its subsidiaries. The functions of the Audit Committee also include reviewing the arrangements for and the results of the auditors’ examination of the Company’s books and records, internal accounting control procedures, the activities and recommendations of the Company’s internal auditors, and the Company’s accounting policies, control systems and compliance activities. During 2006, the Audit Committee held ten (10) meetings.

The Compensation Committee administers the Company’s incentive programs and decides upon annual salary adjustments and discretionary bonuses for various employees of the Company, including the executive officers. During 2006, the Compensation Committee held three (3) meetings.

The Pension and Benefits Committee monitors the performance of the Company’s pension and benefits programs. During 2006, the Pension and Benefits Committee met twice.

The functions of the Corporate Governance and Nominating Committee include developing and maintaining a set of corporate governance guidelines, leading the search for individuals qualified to become members of the Board and recommending such individuals be nominated by the Board to be presented for shareholder approval at the Company’s annual meetings, reviewing the Board’s committee structure and recommending to the Board for its approval directors to serve as members of each committee, evaluating the performance of the chief executive officer, discussing succession planning and recommending a new chief executive officer if a vacancy occurs. During 2006, the Corporate Governance and Nominating Committee held three (3) meetings.

C. Remuneration of Directors

Chairman of the Board of Directors.   Stephen P. Munn is employed by the Company, and he serves as the Chairman of the Board of Directors and its Executive Committee. The Compensation Committee of the Board of Directors determines in its discretion the base salary and bonus payable to Mr. Munn and any stock-based awards made to him for his services to the Company. The Compensation Committee bases its compensation decision for Mr. Munn in part on a report from the Corporate Governance and Nominating Committee.

The Company and Mr. Munn have entered into a severance benefit agreement that provides in the event of a termination of his employment within three (3) years of a change of control (other than due to his death or disability or after he attains age 65), he will be entitled to receive one year’s compensation, including bonus, retirement benefits equal to the benefits he would have received had he completed one additional year of employment, continuation of all life, accident, health, savings, and other fringe benefits for one year, and relocation assistance. The amount that would be payable to Mr. Munn under his severance benefit agreement assuming a change of control occurred on December 31, 2006 and he terminated his employment would be $900,000. In addition, the agreement provides that Mr. Munn would become fully vested in all outstanding stock options. As of December 31, 2006, Mr. Munn held non-vested options to purchase 6,667 Shares at an option exercise price $68.86.

Mr. Munn also entered into a retirement agreement with the Company in 2001 when he ceased serving as chief executive officer. Under the retirement agreement, Mr. Munn will receive the following benefits from the Company during his retirement:  (i) continued medical insurance to Mr. Munn and his wife at the premium rates then in effect for active employees, (ii) $450,000 in group term life insurance, (iii) a pension benefit of $33,333 per month for the life of Mr. Munn and his wife, and (iv) reimbursement of club dues and management fees of approximately $25,000 per year until age 65.

Nonemployee Directors.   The Company pays an annual fee of $35,000 to each director who is not a member of management. The annual fee is determined by the Board of Directors. Each non-management director may elect to receive the entire annual fee in cash or one-half of the fee in cash and the other half in Shares with a market value equal to that amount. In addition, a $5,000 annual attendance fee is paid to each non-management director who attends at least 75% of the aggregate of (i)the total number of Board of Directors meetings which he or she is eligible to attend, and (ii) all meetings of committees of the Board on which the director serves. During 2006, each non-management director attended at least 75% of such meetings and received the $5,000 annual attendance fee.

The Company also pays an annual fee to each non-management director for service on the Board’s Committees. Each member of the Executive Committee (other than Mr. Munn, the Company’s Chairman during 2006 and the Chairman of the Committee) and the Audit Committee received an annual fee of $15,000. The annual fee paid to each member of the Compensation, Pension and Benefits and Corporate Governance and Nominating Committees was $5,000. The Chairman of each Committee received an additional annual fee of $10,000.

In addition to the annual retainer and committee and meeting fees, each nonemployee director is eligible to participate in the Nonemployee Director Equity Plan. The Nonemployee Director Equity Plan provides for the grant of stock options, stock appreciation rights, restricted shares or other stock-based awards to nonemployee directors. The Board administers the Plan and has the discretionary authority to make all award decisions under the Plan. At the meeting of the Board of Directors held in February, 2006, the Board of Directors awarded each director an award of options to purchase 2,000 Shares at an option exercise price of $68.86, the market price of the Shares as of the award date. The options will vest and become exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change in control of the Company or the date the director ceases to serve due to death, disability or retirement. The options will expire ten years following the date of grant or, if earlier, one year from the date the director ceases to serve due to death, disability, retirement or a change in control of the Company or 90 days from the date the director ceases to serve for any other reason.

The Company also maintains a Deferred Compensation Plan for Nonemployee Directors. Under the Deferred Compensation Plan, each nonemployee director of the Company is entitled to defer up to 100% of the cash fees otherwise payable to him or her. Each participant can direct the “deemed investment” of his or her account among the different investment funds offered by the Company from time to time. The investment options include (i) a fixed rate fund and (ii) Share equivalent units. All amounts credited to a participant’s account under the Deferred Compensation Plan are 100% vested and generally will be paid or commence to be paid after the participant terminates service as a director. At the participant’s election, payments can be made in a lump sum or in quarterly installments. Payments under the Deferred Compensation Plan are made in cash from the Company’s general assets. For the period January 1, 2006 to December 31, 2006, the fixed rate fund accrued interest at five and one-half percent (5.5%) per annum and the aggregate interest accrued for all participants in the Deferred Compensation Plan was $42,755.

The Board of Directors has adopted stock ownership guidelines for nonemployee directors. The guidelines require nonemployee directors to own Shares and/or Share equivalent units under the Deferred Compensation Plan having a market value equal to $175,000 (five times the annual retainer fee) within five years of his or her becoming a director. All directors were in compliance with the ownership guidelines as of December 31, 2006.

The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.

The following table summarizes the compensation paid to the Chairman and each nonemployee director for his or her service to the Board and its committees during 2006:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Donald G. Calder	$75,000		$30,683		$105,683
Robin S. Callahan	$75,000		$30,683		$105,683
Paul J. Choquette, Jr.	$70,000		$30,683		$100,683
Peter L.A. Jamieson	$65,000		$30,683		$95,683
Peter F. Krogh	$65,000		$30,683		$95,683
Stephen P. Munn	$900,000	(6)	$153,416	$39,834	$1,093,250
Anthony W. Ruggiero	$85,000		$30,683		$115,683
Lawrence A. Sala	$65,000		$30,683		$95,683
Eriberto R. Scocimara	$70,000		$30,683		$100,683
Magalen C. Webert	$52,500		$30,683		$83,183

(1)          The following directors received a portion of their annual fee in Shares:  Mr. Choquette—206 Shares, Mr. Krogh—103 Shares and Mr. Sala—103 Shares.

(2)          The value of the option awards shown in the table is equal to the expense reported for financial reporting purposes in 2006 (before reflecting forfeitures). Note 11 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(3)          As of December 31, 2006, the directors held options to acquire Shares granted to them under the Company’s stock-based compensation plans as follows:

		Option		No.	Total
	Grant Date	Exercise Price	No. Vested	Not Vested	Outstanding
Mr. Calder	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			2,667	1,333	4,000
Mrs. Callahan	12/01/99	$35.1875	1,411	0	1,411
	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			6,078	1,333	7,411

Mr. Choquette	12/01/99	$35.1875	5,000	0	5,000
	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			9,667	1,333	11,000
Mr. Jamieson	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			4,667	1,333	6,000
Mr. Krogh	12/01/99	$35.1875	5,000	0	5,000
	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			9,667	1,333	11,000
Mr. Munn	02/04/98	$46.5625	100,000	0	100,000
	02/04/04	$57.07	5,000	0	5,000
	02/02/05	$64.18	10,000	0	10,000
	02/08/06	$68.86	3,333	6,667	10,000
Total			118,333	6,667	125,000
Mr. Ruggiero	09/05/01	$36.11	3,000	0	3,000
	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			7,667	1,333	9,000
Mr. Sala	11/06/02	$40.00	4,000	0	4,000
	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			8,667	1,333	10,000
Mr. Scocimara	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			4,667	1,333	6,000

Mrs. Webert	12/01/99	$35.1875	5,000	0	5,000
	02/05/03	$40.06	1,000	0	1,000
	02/04/04	$57.07	1,000	0	1,000
	02/02/05	$64.18	1,000	0	1,000
	05/04/05	$72.80	1,000	0	1,000
	02/08/06	$68.86	667	1,333	2,000
Total			9,667	1,333	11,000

(4)          The full grant date fair value of the option awards shown in the table for the listed directors is as follows:  Mr. Calder—$38,440, Mrs. Callahan—$38,440, Mr. Choquette—$38,440, Mr. Jamieson—$38,440, Mr. Krogh—$38,440, Mr. Munn—$192,200, Mr. Ruggiero—$38,440, Mr. Sala—$38,440, Mr. Scocimara—$38,440 and Mrs. Webert—$38,440. Note 11 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(5)          Includes (i) $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan, (ii) $18,013 for reimbursement of financial management fees, (iii) $6,360 for reimbursement of country club dues, and (iv) $5,461 for personal use of Company aircraft. The $5,461 represents the incremental cost to the Company for personal travel based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and similar variable costs. Since the Company-owned aircraft is used almost exclusively for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the aircraft and the cost of the maintenance not related to the personal use, are not included.

(6)          Mr. Munn is also an executive officer of the Company. The $900,000 represents salary of $525,000 and a bonus of $375,000. Since 2003, Mr. Munn has been eligible for an annual pension benefit of $400,000. Mr. Munn has elected to forego this benefit. The Compensation Committee has taken into account Mr. Munn’s election to forego his pension benefit in determining his salary and bonus.

D. Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2006.

E. Corporate Governance Matters

Independence   The Board recognizes the importance of director independence. Under the rules of the New York Stock Exchange, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company. Moreover, a director will not be independent if, within the preceding three (3) years: (i) the director was employed by the Company or receives $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).

The Board has determined that nine (9) of the Company’s eleven (11) directors are independent under these standards. The independent directors are as follows:  Donald G. Calder, Robin S. Callahan, Paul J. Choquette, Jr., Peter L.A. Jamieson, Peter F. Krogh, Anthony W. Ruggiero, Lawrence A. Sala, Eriberto R. Scocimara and Magalen C. Webert. The other two directors are Richmond D. McKinnish, the Company’s current President and Chief Executive Officer and Stephen P. Munn, the Company’s former Chief Executive Officer who currently serves as Chairman of the Board.

In addition, each of the directors serving on the Audit, Compensation, Corporate Governance and Nominating, and Pension and Benefits Committees are independent under the standards of the New York Stock Exchange.

The Board has adopted a policy concerning the review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent (5%) or greater of the Company’s outstanding Shares). The policy covers any transaction exceeding $120,000 in which the related person has a direct or indirect material interest. Related person transactions must be approved by the Corporate Governance and Nominating Committee which will approve the transaction only if it determines that the transaction is in the best interests of the Company.

Meetings of Nonemployee Directors.   At the conclusion of each of the regularly scheduled Board meetings, the independent directors of the Board meet in executive session without management and elect a director among them to preside at the executive meeting.

Statement of Corporate Governance Guidelines and Principles.   The Company has adopted a Statement of Corporate Governance Guidelines and Principles and has published the Statement on its website: www.carlisle.com. The Company will provide without charge a copy of the Statement to any shareholder upon written request mailed to the attention of the Company’s Secretary at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277.

Charters.   The Company has adopted Charters for each of its Audit, Compensation, Pension and Benefits and Corporate Governance and Nominating Committees and has published the Charters on its website: www.carlisle.com. The Company will provide without charge a copy of the Charters to any shareholder upon written request mailed to the attention of the Company’s Secretary at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277.

Code of Ethics.   The Company’s Business Code of Ethics is published on its website: www.carlisle.com. The Company will provide without charge a copy of the Business Code of Ethics to any shareholder upon written request mailed to the attention of the Company’s Secretary at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277.

Communications with Board of Directors.   Any security holder may communicate with the Board of Directors or with the non-management directors as a group by writing to the Company’s Secretary at Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277, Attention:  Secretary. Any written communication will be forwarded to the Board for its consideration.

Directors are not required to attend the Company’s Annual Meeting of Shareholders and none of the directors attended last year’s Annual Meeting.

Nomination Process.   At its February, 2003 meeting, the Board established a Corporate Governance and Nominating Committee. The Committee’s Charter is published on the Company’s website: www.carlisle.com. All directors serving on the Committee are “independent” under the standards established by the New York Stock Exchange.

As more fully described in its Charter, the Corporate Governance and Nominating Committee assists the Board by identifying individuals qualified to be directors and recommending such individuals be nominated by the Board for election to the Board by the shareholders. Director nominees should possess the highest personal and professional integrity, ethics and values, and be committed to representing the long-term interests of the Company’s shareholders. Nominees should also have outstanding business, financial, professional, academic or managerial backgrounds and experience. Each nominee must be willing to devote sufficient time to fulfill his or her duties, and should be committed to serve on the Board for an extended period of time. Prior to accepting an invitation to serve on another public company board, directors must advise the Corporate Governance and Nominating Committee and the Committee will determine whether such service will create a conflict of interest and/or prevent the director from fulfilling his or her responsibilities.

The source of director candidates may include:  other directors, management, third-party search firms and security holders. Security holders may submit director recommendations to the Corporate Governance and Nominating Committee by writing to the Company’s Secretary at Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277, Attention: Secretary. The writing should include whatever supporting material the security holder considers appropriate and should address the director nominee characteristics described in the immediately preceding paragraph and must be received at least 120 days prior to the applicable Annual Meeting. The Company has not retained a third-party search firm to identify candidates at this time, but may do so in the future in its discretion.

COMPENSATION OF EXECUTIVE OFFICERS

A. Introduction

The executive officer compensation information in this section is presented in a completely new format this year. The new format is required by revised executive compensation disclosure rules adopted by the Securities and Exchange Commission (“SEC”) in August 2006. The new format includes a Compensation Discussion and Analysis or “CD&A” section that explains the Company’s executive officer compensation policy, the material elements of the compensation paid to the Company’s executive officers under the policy and how the Company determined the amount paid.

Several disclosure tables follow the CD&A. The first table, the Summary Compensation Table, provides a summary of the total compensation earned by the Company’s principal executive officer, principal financial officer and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (the “named executives”). The tables following the Summary Compensation Table provide additional information about the elements of compensation presented in the Summary Compensation Table. Most of the tables include extensive explanatory footnotes to help shareholders understand the information shown in the tables. This year, as the Company transitions to the new compensation disclosure format, the Summary Compensation Table includes information only for 2006. The Summary Compensation Table in the proxy statement for the 2008 annual shareholders meeting will include information for 2006 and 2007. The Summary Compensation Table in the proxy statement for each annual meeting thereafter will include information for three years.

B. The Role of the Compensation Committee

The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the Chief Executive Officer of the Company, the Chairman of the Board of Directors and all other executive officers of the Company. The Compensation Committee currently has four members, all of whom are independent, nonemployee directors.

The Company’s financial accounting group supports the Compensation Committee’s work by providing information reports to the Compensation Committee. In addition, the Compensation Committee has engaged Mercer Human Resource Consulting, Inc. to:

•       Update the comparable company peer group the Compensation Committee uses to analyze executive officer compensation;

•       Analyze the compensation earned by the Company’s executive officers using data from the peer group as well as published and proprietary surveys;

•       Analyze the performance of the Company and the peer group;

•       Evaluate the linkage of pay and performance;

•       Make recommendations to strengthen the alignment of pay and performance and to improve the competitiveness of executive officer compensation; and

•       Prepare a report summarizing all analyses and recommendations and attend the Compensation Committee’s annual December meeting to present the report.

Finally, the Compensation Committee bases its compensation decisions for both the Chairman and the Chief Executive Officer of the Company in part on a report from the Corporate Governance and Nominating Committee.

C. Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee has adopted an executive compensation policy that rewards executives if the Company achieves its operational, financial and strategic goals and for building shareholder value. For this reason, the compensation paid to executives under the policy is highly performance-based, with the largest potential portion of an executive’s total compensation being annual bonus and stock-based awards that reflect the actual performance of the Company. The material elements of the total compensation paid to executives each year under the Company’s policy are (i) base salary, (ii) annual cash bonus and stock-based awards, and (iii) retirement, health and welfare and other benefits. While each element of compensation paid to executive officers is significant, the annual cash bonus and stock-based awards have the potential to be the largest amounts of the total compensation paid to executive officers.

The Compensation Committee intends for the compensation earned by executive officers to be commensurate with performance and competitive with the compensation paid to executives at comparable durable goods manufacturing companies. Competitive for this purpose generally means total annual compensation that is within a broad middle range (from the 30th to 60th percentile) of the total annual compensation paid to executives by the comparable companies.

The following fourteen publicly-traded companies were included in the comparable company group the Committee used to review and make compensation decisions for 2006:  Dover Corp., Goodrich Corporation, York International Corporation, Teleflex Incorporated, Cooper Tire & Rubber Company, Harsco Corporation, Pentair, Inc. Kennametal Inc., Crane Co., Amphenol Corporation, Walter Industries, Inc., Roper Industries, Inc., Omnova Solutions Inc. and SPX Corporation.

Base Salaries

Base salaries provide a baseline level of compensation to executive officers. Base salaries are not linked to the performance of the Company, because they are intended to compensate executives for carrying out the day-to-day duties and responsibilities of their positions.

The Compensation Committee reviews and adjusts base salary levels in February each year. During the review and adjustment process, the Compensation Committee considers:

•       individual performance;

•       the duties and responsibilities of each executive officer position;

•       the relationship of executive officer pay to the base salaries of senior officers and other employees of the Company; and

•       whether the base salary levels are competitive when compared to compensation paid to executives at comparable durable goods manufacturing companies.

The Committee increased the base salaries of all the named executives for 2006. Mr. McKinnish and Mrs. Lowe each received an increase of $50,000 based on the Committee’s review of their individual performance and base salary trends in the comparable company group. Mr. Altmeyer and Mr. Littrell received larger increases ($72,700 and $81,875, respectively) based on the Committee’s evaluation of their duties and responsibilities as Group Presidents of large operating segments of the Company, their individual performance and base salary trends in the comparable company group. Mr. Popielec’s base salary was increased by $15,000, a smaller increase that reflected his employment by the Company in September 2005, shortly before the February 2006 base salary adjustments.

Annual Cash Bonus Awards

The Compensation Committee also makes bonus awards to the named executives at its February meeting each year. In general, the Committee does not award bonuses to executive officers under a pre-established plan or formula. Instead, the Committee makes bonus awards based on its review of the individual performance of the executives and the financial performance of the Company during the preceding year. The Committee believes that awarding bonuses in this manner keeps executives focused on making decisions that are in the long-term best interests of the Company and its shareholders and not for the purpose of achieving a pre-established performance level over a shorter term.

The only exception to the Committee’s general philosophy of awarding bonuses on a purely discretionary basis after the end of each year is the procedure for determining Mr. McKinnish’s bonus award. Mr. McKinnish participates in the Senior Management Incentive Compensation Plan of Carlisle

Companies Incorporated (the “Incentive Plan”), and any annual cash bonus paid to Mr. McKinnish is awarded under the terms of the Incentive Plan. The Incentive Plan ensures that the bonuses paid to Mr. McKinnish will be “performance-based compensation” under Section 162(m) of the Internal Revenue Code that is fully deductible by the Company for federal income tax purposes.

The Incentive Plan requires the Compensation Committee to adopt at the beginning of each year an objective, performance-based formula for determining the maximum bonus award that Mr. McKinnish may receive for the year. After the end of the year, the Compensation Committee determines the maximum amount that may be awarded to Mr. McKinnish under the formula and exercises its discretion to set the actual amount of the bonus award based on its review of the performance of the Company and Mr. McKinnish. The formula adopted by the Committee for 2006 provided that Mr. McKinnish could receive a maximum bonus equal to 2% of the Company’s 2006 consolidated net income from continuing operations or $3,545,720.

At its February 2007 meeting, the Compensation Committee made cash bonus awards to the named executives for 2006 in the amounts shown in the Summary Compensation Table that follows this CD&A. In addition to their individual performance, the Committee took into account the extent to which the Company achieved management goals given to the named executives at the beginning of the year.

The management goals for Mr. McKinnish and Ms. Lowe and the Company’s achievement of the goals were as follows:

•       Year-over-year earnings per share growth from continuing operations:
Goal:        13.1% to 17.7%
Actual:     32%

•       Return on beginning equity from continuing operations:
Goal:        18% to 21%
Actual:     24.2%

•       Organic sales growth:
Goal:        150% of the percentage growth of the United States national gross domestic product (approximately 4.8% for 2006)
Actual:     14.6%

•       Improvement in earnings before interest and taxes margin:
Goal:        40 basis points
Actual:     116 basis points

•       Cash flow from operations (excluding impact from the Company’s securitization program):
Goal:        $140 million
Actual:     $157 million

•       Increase management resources for corporate business development, treasury and investor relations:
In 2006, the Company recruited and employed a new Treasurer and Director of Investor Relations and a new Vice President of Business Development.

The Committee evaluated the performance of Messrs. Popielec, Altmeyer and Littrell by reviewing their contribution to the Company’s achievement of the consolidated corporate goals described above and the 2006 performance of the operating groups for which they were responsible, including the following:

Mr. Popielec—Group President, Diversified Components (consists of the “motion control systems” business reported under the Specialty Products segment, the “specialty trailer” business reported under the

Transportation Products segment and the “high-performance wire and cable,” the “refrigerated truck bodies”  and “foodservice products” businesses reported under the General Industry (“all other”)  segment):

•       17.5% increase in sales;

•       38% increase in net earnings;

•       Improvement in earnings before interest and taxes margin of 160 basis points to 10.4%; and

•       Successful integration of recent acquisitions.

Mr. Altmeyer—Group President, Construction Materials (consists of the “construction materials” business reported under the Construction Materials segment):

•       28% increase in sales;

•       Earnings before interest and taxes margin of 15.4%;

•       Continued ramp-up of production at new thermoplastic polyolefin  (TPO) plant in Utah; and

•       Successful start-up of new insulation plants in Utah and Pennsylvania.

Mr. Littrell—Group President, Industrial Components (consists of the “tire and wheel” and “power transmission belt” businesses reported under the Industrial Components segment):

•       2.2% increase in sales despite softness in consumer outdoor power equipment market;

•       Improvement in earnings before interest and taxes margin of 50 basis points to 7.9%;

•       Net income of $35.2 million;

•       Increase in power transmission belt production in China; and

•       Recruited and employed new president of the power transmission belt business.

Stock-Based Awards

The Compensation Committee follows procedures that are substantially similar to the bonus award procedures for making stock-based awards to executive officers. The Committee makes annual stock-based awards one time each year at the Committee’s regularly-scheduled February meeting. All stock-based awards are made under the Company’s Executive Incentive Program which imposes the restrictions described below on the terms of the awards. The number of shares included in stock-based awards is not determined under a pre-established formula. Instead, as is the case with bonus awards, all stock-based awards are discretionary based on the Committee’s review of the individual performance of the executives and the financial performance of the Company during the preceding year.

In February 2006, the Committee awarded stock options and restricted Shares to the named executives in the amounts shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table that follows this CD&A. The Committee awarded options to encourage the named executives to increase shareholder value over the term of the options. The Committee included restricted Shares in the awards not only to encourage the named executives to increase shareholder value but also to remain employed with the Company over the vesting period of the restricted Shares. In addition to each executive officer’s individual performance, the Committee took into account in connection with its stock-based award decisions the following Company performance information for 2005:

•       the Company’s continuing operations performed favorably in 2005 against prior year sales (+10.5%), earnings (+20.5%);

•       the Company’s Share price outperformed the S&P 500 Composite Index and the Peer Group Index over the last three and five year periods; and

•       quarterly dividends to shareholders increased 6.67%.

The Company’s Executive Incentive Program contains certain restrictions on the terms of all stock-based awards. For example, all stock options must be granted with an option exercise price that is equal to or greater than the fair market value of the Shares on the date of award. The Program also expressly prohibits re-setting the option exercise price of stock options. These restrictions insure that any options awarded under the Program will have value to the executives only if the market price of the Shares increases after the date of the award. The Program further requires that restricted Share awards must be subject to a restriction period of at least two (2) years during which the Shares are subject to a substantial risk of forfeiture and may not be transferred. Finally, the Program provides an annual limit on the size of awards. No executive may receive in any one fiscal year period an award of options to acquire more than 100,000 Shares or an award of more than 30,000 Restricted Shares.

The Compensation Committee has never manipulated the timing of stock-based awards to take advantage of non-public information. The Committee is aware that the February meeting during which it makes annual stock-based awards precedes the date the Company releases its fourth quarter and annual financial results. The Committee is also aware that the release will usually affect the market value of the Company’s stock and the underlying value of the stock-based awards made to executives at the February meeting. The Committee makes its award decisions in each instance only after carefully reviewing the information to be released about the Company’s fourth quarter and annual financial results and all other material nonpublic information. The Committee believes that executives will not necessarily gain over the long run from the short term benefit of a positive release since the Company’s stock price fluctuates over time and because all of the awards have multi-year vesting schedules and stock options have historically been held for several years prior to exercise. In addition, any gain from a positive benefit in some years will be offset by earnings releases in other years that negatively affect the market value of the Shares.

The Compensation Committee believes that ownership of the Company’s common stock by executive officers aligns their interests with those of the Company’s shareholders, enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company and focuses executives on building shareholder value over the long term. Therefore, the Committee has adopted a stock ownership policy for the Company’s executive officers, including the named executives. The stock ownership levels under the policy are set forth below. Each executive is required to achieve his or her ownership level by December 31, 2011.

Tier	Executives	Guideline (Shares)	Guideline (Value)(1)		Guideline (Multiple of Salary)
I	CEO	57,000	$4,560,000		Approximately 5 times
II	Group Presidents	18,000	$1,440,000		Approximately 3 times
III	Corporate Vice Presidents	7,500	$600,000		Approximately 2 times
IV	Division Presidents	3,500 - 6,500	$280,000 - $520,000	0	Approximately 2 times

(1)          Based on an assumed $80 value of the Shares.

Retirement and Other Benefits

The Company sponsors the Employee Incentive Savings Plan (the “Savings Plan”), a tax-qualified Code Section 401(k) retirement savings plan, for the benefit of substantially all of its non-union employees, including the named executives. The Savings Plan encourages saving for retirement by enabling participants to save on a pre-tax basis and by providing Company matching contributions.

The Company also sponsors the Retirement Plan for Employees of Carlisle Corporation (the “Retirement Plan”), a tax-qualified retirement plan, that provides retirement income to eligible employees following their retirement from the Company. The table below shows the lump sum present value of the annual annuity benefit earned by the named executives under the Retirement Plan for their credited service through December 31, 2006.

Section 401(a)(17) of the Code limits the amount of annual compensation that tax-qualified plans like the Company’s Savings Plan and Retirement Plan may take into account for purposes of determining contributions and benefits. The limit for 2006 was $220,000 and it is subject to adjustment annually for cost of living increases. To ensure that all participants receive equivalent retirement benefits that are not affected by Internal Revenue Code limits that are subject to change from time to time, the Company maintains an unfunded supplemental pension plan to provide benefits to Retirement Plan participants whose benefits are limited by Section 401(a)(17) of the Code and to certain employees who were employed on or after January 1, 2005 and are not eligible to participate in the Retirement Plan. The table below also shows the lump sum present value of the annual annuity benefit earned by the named executives under the supplement plan.

The Company does not maintain a supplemental plan to make up for any Savings Plan benefits that are limited by Section 401(a)(17) of the Code or any other Code imposed benefit limits.

The named executives also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. The named executives do not receive better insurance programs, vacation schedules or holidays or have access to other perquisites such as company cars, lodging, executive dining rooms or executive parking places. In 2006, there was no personal use of the Company aircraft by any of the named executive officers.

The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries and bonuses.

Post Termination of Employment Benefits

The Company has not entered into employment agreements with any executive officers that provide severance or other benefits following their resignation, termination, retirement, death or disability, except for agreements with certain executive officers (including all of the named executives) that provide severance benefits in the event of a termination of their employment following a change of control of the Company.

The agreements provide that the executives will not, in the event of the commencement of steps to effect a change of control (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until the potential acquirer of the Company or control of the Company has terminated his or its efforts to effect a change of control or until a change of control has occurred. The Company believes that these agreements protect the interests of the Company’s shareholders by providing financial incentives to executives to represent the best interests of the Company and its shareholders during the periods immediately preceding and following a change of control.

In the event of any termination of an executive’s employment (including due to the executive’s resignation) within three (3) years of a change of control (other than due to the executive’s death or disability or after the executive attains age 65), the executive will be entitled to receive three years’ compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings, and other fringe benefits for three years, and relocation assistance. (The three year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65). In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards.

All of the agreements provide that if any benefits to be provided under the agreements would cause the any payments or benefits to be considered “parachute payments” that would be nondeductible by the Company under Section 280G of the Code, the payments or benefits will be reduced to the maximum permissible deductible amount under Code Section 280G. Section 280G of the Code defines “parachute payments” as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a shareholder, officer or highly compensated individual, (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation, and (iv) together with other parachute payments have an aggregate present value of at least 3 times the average annual compensation earned by the recipient of the payment over the 5 years preceding the date of the change in control.

The following table shows the amounts that would have been payable to the named executive officers if a change of control of the Company had occurred on December 31, 2006 and the named executives’ employment was terminated without cause immediately thereafter:

	Severance Benefit
	Gross Severance Benefit Payable under the Severance Benefit Agreement	Reduction in Value of Severance Benefit to Comply with Code Section 280G Limitation(1)	Estimated Value of Continued Participation in Health and other Welfare Benefit Plans	Stock Options(2)	Restricted Stock(3)	Excess Parachute Payment Excise Tax Gross-up(1)	Total
Mr. McKinnish	$8,100,000	$(2,759,650)	$30,000	$449,870	$1,570,000	$0	$7,390,220
Mrs. Lowe	$1,875,000	$(1,209,859)	$30,000	$64,270	$157,000	$0	$916,411
Mr. Popielec	$2,445,000	$(1,325,930)	$30,000	$389,460	$510,250	$0	$2,048,780
Mr. Altmeyer	$3,600,000	$(891,836)	$30,000	$128,530	$157,000	$0	$3,023,694
Mr. Littrell	$2,325,000	$(819,275)	$30,000	$77,120	$157,000	$0	$1,769,845

(1)             The agreements prohibit the payment of any benefits that would exceed the limit on parachute payments under Section 280G of the Internal Revenue Code. The agreements further provide that the severance benefit otherwise payable under the agreements will be reduced to the extent necessary to comply with the Code Section 280G limitation. Therefore, none of the benefits under the agreements will be subject to the excise tax on excess parachute payments.

(2)             Value (based on the closing market price of the Company’s common stock on December 29, 2006) of unvested in-the-money stock options that would become vested upon a change of control of the Company.

(3)             Value (based on the closing market price of the Company’s common stock on December 29, 2006) of unvested shares of restricted stock that would become vested upon a change of control of the Company.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the amount of compensation paid to the named executives in any one fiscal year that may be deducted by the Company for federal income tax purposes. The deduction limitation is currently $1 million. “Performance-based compensation” paid under a plan that has been approved by the Company’s shareholders is not subject to the deduction limitation.

The Company’s Executive Incentive Program has been approved by the Company’s shareholders, and the compensation attributable to stock option awards under the program should qualify as “performance-based” compensation that is fully deductible and not subject to the Code Section 162(m) deduction limit. Compensation attributable to restricted Share awards under the program that vest based on continued employment with the Company is subject to the deduction limit.

The Company’s shareholders have also approved the Senior Management Incentive Compensation Plan of Carlisle Companies Incorporated and the bonuses that have been awarded to Mr. McKinnish under that plan should also qualify as “performance-based” compensation. Some of the bonuses paid to the other named executives for 2006 were subject to the deduction limitation under Section 162(m) of the Code. The Compensation Committee will designate those named executives as additional participants in the Incentive Plan for 2007 to ensure their future bonuses are fully deductible.

The Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

D. Conclusion

The Compensation Committee has reviewed all components of the Chief Executive Officer’s and the named executives’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value of all perquisites and other personal benefits as well as the Company’s obligations under its pension plans. Based on this review, the Compensation Committee finds the Chief Executive Officer’s and the named executives’ total compensation, in the aggregate, to be reasonable and appropriate.

E. Executive Officer Compensation Disclosure Tables

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(8)		Total ($)
Richmond D. McKinnish	2006	$900,000	$1,800,000	$424,339	$1,090,268	$1,033,674	$30,800	(3)	$5,279,081
President and Chief Executive Officer
Carol P. Lowe	2006	$300,000	$325,000	$73,563	$163,561	$10,660	$13,640	(4)	$886,424
Vice President and Chief Financial Officer
Michael D. Popielec	2006	$465,000	$350,000	$234,345	$659,742	$3,525	$221,314	(5)	$1,933,926
Group President, Diversified Components
John W. Altmeyer	2006	$475,000	$725,000	$150,366	$306,833	$53,001	$18,060	(6)	$1,728,260
Group President, Construction Materials
Barry Littrell	2006	$425,000	$350,000	$159,696	$185,106	$21,751	$18,580	(7)	$1,160,133
Group President, Industrial Components

(1)             The value of the stock and option awards shown in the table is equal to the expense reported for financial reporting purposes in 2006 (before reflected forfeitures). Note 11 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(2)             Represents the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan.

(3)             Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $20,800 of dividends on restricted Shares.

(4)             Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $3,640 of dividends on restricted Shares.

(5)             Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan, $50,000 for reimbursement of country club dues, $8,300 of dividends on restricted Shares, and non-recurring payments and reimbursements totaling $153,014 attributable to relocation.

(6)             Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $8,060 of dividends on restricted Shares.

(7)             Includes $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan and $8,580 of dividends on restricted Shares.

(8)             Represents Company matching contributions to the Company’s Employee Incentive Savings Plan. The Company’s matching contributions are equal to 66-2/3% of the first 6% of compensation contributed by the named executives. Beginning in 2007, the Company’s matching contribution will be 100% of the first 3% of compensation, and 50% of the next 2% of compensation.

Grants of Plan-Based Awards Table in 2006

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(1)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Mr. McKinnish	02/08/06	10,000	70,000	$68.86	$2,034,000
Mrs. Lowe	02/08/06	1,000	10,000	$68.86	$261,060
Mr. Popielec	02/08/06	500	4,000	$68.86	$111,310
Mr. Altmeyer	02/08/06	1,000	20,000	$68.86	$453,260
Mr. Littrell	02/08/06	1,000	12,000	$68.86	$299,500

(1)             All stock option and restricted Share awards were made under the Carlisle Companies Incorporated Executive Incentive Program.

(2)             Shares subject to the stock awards become vested on the third anniversary of the grant date, or if earlier, upon a change in control of the Company or the date the executive officer terminates employer due to death, disability or retirement. The executive officers receive all dividends paid with respect to the restricted Shares during the vesting period.

(3)             The options become vested and exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change in control of the Company or the date the executive officer terminates employer due to death, disability or retirement. The options expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability, retirement or a change in control of the Company or 90 days from the date the executive officer terminates employment for any other reason.

(4)             A breakdown of the grant date fair value of the stock and option award amounts is as follows: (i) Mr. McKinnish—$688,600 stock awards and $1,345,400 of option awards, (ii)  Mrs. Lowe—$68,860 of stock awards and $192,200 of option awards, (iii) Mr. Popielec $34,430 of stock awards and $76,880 of option awards, (iv) Mr. Altmeyer—$68,860 of stock awards and $384,400 of option awards, and (v) Mr. Littrell—$68,860 of stock awards and $230,640 of option awards.

The Company has not entered into employment agreements with any of the named executives that provide severance or other benefits following their resignation, termination, retirement, death or disability, except for the agreements that provide severance benefits in the event of a termination of their employment following a change of control of the Company.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. McKinnish	23,333	46,667	(2)	$68.86	02/07/16	20,000	(4)	$1,570,000
	70,000			$64.18	02/01/15
	100,000			$57.07	02/04/14
	25,000			$40.15	02/06/11
	16,000			$45.5625	02/03/09
	16,000			$46.5625	02/04/08
Mrs. Lowe	3,333	6,667	(2)	$68.86	02/07/16	3,500	(5)	$274,750
	8,000			$64.18	02/01/15
	10,000			$59.55	05/04/14
	2,000			$57.07	02/04/14
	2,000			$40.06	02/05/13
	1,000			$36.57	02/20/12
Mr. Popielec	1,333	2,667	(2)	$68.86	02/07/16	6,500	(6)	$510,250
	50,000	25,000	(3)	$63.95	09/06/15
Mr. Altmeyer	6,666	13,334	(2)	$68.86	02/07/16	3,750	(7)	$294,375
	15,000			$64.18	02/01/15
	10,000			$57.07	02/04/14
	12,000			$40.06	02/05/13
	6,000			$43.39	08/01/12
	6,000			$36.57	02/20/12
	6,000			$35.76	08/01/11
	8,000			$40.15	02/06/11
	12,000			$35.1875	11/30/09
	12,000			$45.5625	02/03/09
Mr. Littrell	4,000	8,000	(2)	$68.86	02/07/16	3,750	(7)	$294,375
	10,000			$64.18	02/01/15
	10,000			$57.07	02/04/14

(1)             Based on the closing market value of the Shares on December 29, 2006 of $78.50.

(2)             Stock options vest at the rate of 33-1/3% per year with vesting dates of 02/08/06, 02/08/07 and 02/08/08.

(3)             Stock options vest at the rate of 33-1/3% per year with vesting dates of 09/07/05, 09/07/06 and 09/07/07.

(4)             Restricted Shares vesting as follows:  10,000 on 01/01/08 and 10,000 on 01/01/09.

(5)             Restricted Shares vesting as follows:  1,500 on 01/03/07, 1,000 on 01/01/08 and 1,000 on 09/07/09.

(6)             Restricted Shares vesting as follows:  2,000 on 09/07/07, 2,000 on 09/07/08, 500 on 01/01/09 and 2,000 on 09/07/09.

(7)             Restricted Shares vesting as follows:  1,750 on 01/01/07, 1,000 on 01/01/08 and 1,000 on 01/01/09.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. McKinnish	100,000	$3,496,290	0	$0
Mrs. Lowe	0	$0	0	$0
Mr. Popielec	0	$0	2,000	$166,280
Mr. Altmeyer	20,000	$872,586	4,000	$324,000
Mr. Littrell	21,334	$840,278	4,500	$364,500

(1)          Value realized equals the fair market value of the Shares on the date of exercise less the exercise price.

(2)          Value realized equals the fair market value of the Shares on the date the restriction lapsed and the Shares vested.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1) (2)	Payments During Last Fiscal Year ($)
Mr. McKinnish	Retirement Plan for Employees of Carlisle Corporation	31.42	$628,132	$0
	Carlisle Corporation Supplemental Pension Plan	31.42	$4,143,108	$0
Mrs. Lowe	Retirement Plan for Employees of Carlisle Corporation	4.00	$16,852	$0
	Carlisle Corporation Supplemental Pension Plan	4.00	$10,968	$0
Mr. Popielec	Retirement Plan for Employees of Carlisle Corporation	0.33	$0	$0
	Carlisle Corporation Supplemental Pension Plan	0.33	$3,525	$0
Mr. Altmeyer	Retirement Plan for Employees of Carlisle Corporation	16.58	$98,385	$0
	Carlisle Corporation Supplemental Pension Plan	16.58	$137,334	$0
Mr. Littrell	Retirement Plan for Employees of Carlisle Corporation	9.83	$58,902	$0
	Carlisle Corporation Supplemental Pension Plan	9.83	$64,408	$0

(1)          The named executive may elect to receive his or her vested benefit under the Retirement Plan as a monthly annuity or in a lump sum payment. Vested benefits under the Supplement Pension Plan are payable only in the form of a monthly annuity. The benefits under the Retirement Plan become vested after the executive completes 5 years of vesting service, or if earlier, the date the executive terminates employment due to death or disability.  The benefits under the Supplemental Plan become vested after the executive completes ten years of vesting service and retires at or after age 55, or if earlier, the date the executive terminates employment due to death or disability.

(2)          Note 13 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K includes valuation assumptions and other information relating to the Retirement Plan and Supplement Pension Plan.

(3)          The named executives accrue benefits under the Retirement Plan under a cash benefit accrual formula that was added to the plan in 1997. Under the formula, participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants’ cash balance accounts. The allocation percentage ranges from 2% to 7% of total base salary and annual bonus (including amounts deferred under the Savings Plan and 125 of the Code) depending on each participant’s years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year. The interest rate for the plan year ending December 31, 2006 was 5.35%.

The Company amended the Retirement Plan to add the cash balance benefit formula effective as of January 1, 1997. The Company included a benefit transition provision in the amendment under which participants who had attained age 45 at the of the amendment could continue to accrue retirement benefits under the Retirement Plan’s pre-amendment final average pay benefit formula for up to ten years. Mr. McKinnish is the only named executive who is eligible to benefit under the transition provision, and he will not accrue any further benefit under the transition provision after December 31, 2006.

The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the compensation limitation imposed by the Code or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

CARLISLE COMPANIES INCORPORATED COMPENSATION COMMITTEE
Eriberto R. Scocimara, Chairman
Robin S. Callahan
Peter L.A. Jamieson
Peter F. Krogh

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of five nonemployee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was amended and restated on September 3, 2003, and which is reviewed annually by the Committee. The Committee has the sole authority to appoint and terminate the engagement of the independent auditors of the Company and its subsidiaries. The Committee also reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records, internal accounting control procedures, the activities and recommendations of the Company’s internal auditors, and the Company’s accounting policies, control systems and compliance activities. The Board has determined that Anthony W. Ruggiero, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. Below is a report on the Committee’s activities relating to fiscal year 2006.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed the audited financial statements with the management of the Company.

Review of Financial Statements and Other Matters with Independent Accountant

The Audit Committee discussed with the independent auditors the audited financial statements and the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with their independence. See “Selection of Auditors” beginning on page 30.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

CARLISLE COMPANIES INCORPORATED AUDIT COMMITTEE
Anthony W. Ruggiero, Chairman
Donald G. Calder
Robin S. Callahan
Peter L.A. Jamieson
Lawrence A. Sala

SELECTION OF AUDITORS

On May 4, 2005, the Audit Committee of the Board of Directors of the Company dismissed KPMG LLP (“KPMG”) as the Company’s independent public accounting firm and on May 17, 2005 engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. EY has served as the Company’s auditors for the years-ended December 31, 2005 and 2006. EY’s engagement commenced on May 17, 2005.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the year ended December 31, 2004 as well as the audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such audit reports qualified or modified as to uncertainty, audit scope or accounting principle.

During the year ended December 31, 2004, and through May 4, 2005, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their audit reports on the Company’s financial statements for such years.

During the year ended December 31, 2004, and through May 4, 2005, there were no “reportable events” requiring disclosure pursuant to paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The Company provided KPMG with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to the Company’s related Form 8-K, dated May 10, 2005, is a copy of KPMG’s letter, dated May 10, 2005, stating its agreement with such statements.

During the year ended December 31, 2004, and prior to the date the Company engaged EY, the Company did not consult EY with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or internal controls over financial reporting, or any other matters or reportable events as set forth in paragraph (a)(2)(i) and (ii) of Item 304 of Regulation S-K.

The Audit Committee has decided to retain EY to audit the accounts of the Company and its subsidiaries for the year ending December 31, 2007. One or more representatives of EY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance.

All services provided, or to be provided, by the Company’s independent public accountants are subject to a pre-approval requirement of the Audit Committee. At its September 2006 meeting, the Audit Committee delegated to Mr. Ruggiero, the Chairman of the Audit Committee, pre-approval authority with respect to certain permissible non-audit services for 2006. Mr. Ruggiero’s pre-approval authority was limited, in the aggregate, to engagements costing no more than $200,000.

Set forth below are the fees billed to the Company by EY and KPMG for the years ended December 31, 2006 and 2005.

	2006(a)	2005(b)
Audit Fees	$2,555,130	$2,603,465
Audit Related Fees	$284,321	$111,656
Tax Fees	$0	$66,913
All Other Fees	$0	$6,190

(a)    The audit fees for 2006 include $76,430 billed by KPMG for certain consents.

(b)   The audit fees for 2005 include $333,930 billed by KPMG for certain consents.

SHAREHOLDER PROPOSALS FOR PRESENTATION
AT THE 2008 ANNUAL MEETING

If a shareholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2008 Annual Meeting, the proposal must be sent by certified mail-return receipt requested and must be received at the executive offices of the Company, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277, Attn:  Secretary, no later than November 12, 2007. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. The SEC has amended Rule 14a-4, which governs the use by the Company of discretionary voting authority with respect to other shareholder proposals. SEC Rule 14a-4(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the Company at least forty-five (45) days prior to the month and day of mailing the prior year’s proxy statement, the proxies of the Company’s management would be permitted to use their discretionary authority at the Company’s next annual meeting of shareholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the Company’s 2007 Annual Meeting of Shareholders, the deadline is January 20, 2008.

VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP

To ensure that your Shares will be represented at the Annual Meeting, please complete, sign, and return the enclosed Proxy in the envelope provided for that purpose whether or not you expect to attend. Shares represented by a valid proxy will be voted as specified.

Any shareholder may revoke a proxy by a later-dated proxy or by giving notice of revocation to the Company in writing (addressed to the Company at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277 Attention: Secretary) or by attending the Annual Meeting and voting in person.

The number of votes that each shareholder will be entitled to cast at the Annual Meeting will depend on when the Shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition, with respect to each of such holder’s Shares.

Shareholders whose Shares are held by brokers or banks or in nominee name are requested to confirm to the Company how many of the Shares they own as of February 23, 2007 were beneficially owned before February 23, 2003, entitling such shareholder to five votes per Share, and how many were acquired after February 22, 2003, entitling such shareholder to one vote per Share. If no confirmation of beneficial ownership is received from a shareholder prior to the Annual Meeting, it will be deemed by the Company that beneficial ownership of all such Shares was effected after February 22, 2003, and the shareholder will be entitled to one vote for each Share. If a shareholder provides incorrect information, he or she may provide correct information at any time prior to the voting of his or her Shares at the Annual Meeting.

Proxy Cards are being furnished to shareholders of record on February 23, 2007 whose Shares on the records of the Company show the following:

(i)    that such shareholder had beneficial ownership of such Shares before February 23, 2003, and there has been no change since that date, thus entitling such shareholder to five votes for each Share; or

(ii)   that beneficial ownership of such Shares was effected after February 22, 2003, thus entitling such shareholder to one vote for each Share; or

(iii)  that the dates on which beneficial ownership of such Shares were effected are such that such shareholder is entitled to five votes for some Shares and one vote for other Shares.

Printed on the Proxy Card for each individual shareholder of record is the number of Shares for which he or she is entitled to cast five votes each and/or one vote each, as the case may be, as shown on the records of the Company.

Shareholders of record are urged to review the number of Shares shown on their Proxy Cards in the five-vote and one-vote categories. If the number of Shares shown in a voting category is believed to be incorrect, the shareholder should notify the Company in writing of that fact and either enclose the notice along with the Proxy Card in the postage-paid, return envelope, or mail the notice directly to the Company at the address indicated above. The shareholder should identify the Shares improperly classified for voting purposes and provide information as to the date beneficial ownership was acquired. Any notification of improper classification of votes must be made at least three (3) business days prior to the Annual Meeting or the shareholder will be entitled at the Annual Meeting to the number of votes indicated on the records of the Company.

In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Restated Certificate of Incorporation of the Company states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of Shares. Shareholders should consult the pertinent provision of the Restated Certificate of Incorporation attached as Exhibit A to this Proxy Statement for those exceptions.

By resolution duly adopted by the Board of Directors of the Company pursuant to subparagraph B(v) of Article Fourth of the Restated Certificate of Incorporation, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled.

(i)    The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action. Such statement may be abbreviated to state only the number of Shares as to which such shareholder is entitled to exercise five votes or one vote.

(ii)   In the event the Vice President, Treasurer of the Company, in his or her sole discretion, taking into account the standards set forth in the Company’s Restated Certificate of Incorporation, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during the four-year period preceding the record date, he or she may require such additional evidence and, until it is provided in form and substance satisfactory to him or her, a change in beneficial ownership during such period shall be deemed to have taken place.

(iii)  Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such Shares are to be voted for any change to be effective at such meeting.

VOTING PROCEDURES

The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast is necessary for a quorum at the Annual Meeting.

All Shares in the Company’s Employee Incentive Savings Plan that have been allocated to the account of a participant for which the Trustee receives voting instructions will be voted in accordance with those instructions and all such Shares for which the Trustee does not receive voting instructions will not be voted.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned meeting, it is the intention of the proxies named in the enclosed Proxy to vote according to their best judgment.

By Order of the Board of Directors
Steven J. Ford,
Secretary

Dated: March 1, 2007

EXHIBIT A

Subparagraph B of Article Fourth of the Restated Certificate
of Incorporation of Carlisle Companies Incorporated

(I)        EACH OUTSTANDING SHARE OF COMMON STOCK SHALL ENTITLE THE HOLDER THEREOF TO FIVE (5) VOTES ON EACH MATTER PROPERLY SUBMITTED TO THE SHAREHOLDERS OF THE CORPORATION FOR THEIR VOTE, WAIVER, RELEASE OR OTHER ACTION: EXCEPT THAT NO HOLDER OF OUTSTANDING SHARES OF COMMON STOCK SHALL BE ENTITLED TO EXERCISE MORE THAN ONE (1) VOTE ON ANY SUCH MATTER IN RESPECT OF ANY SHARE OF COMMON STOCK WITH RESPECT TO WHICH THERE HAS BEEN A CHANGE IN BENEFICIAL OWNERSHIP DURING THE FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION WHO ARE ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION.

(II)       A CHANGE IN BENEFICIAL OWNERSHIP OF ANY OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED WHENEVER A CHANGE OCCURS IN ANY PERSON OR PERSONS WHO, DIRECTLY OR INDIRECTLY, THROUGH ANY CONTRACT, AGREEMENT, ARRANGEMENT, UNDERSTANDING, RELATIONSHIP OR OTHERWISE HAS OR SHARES ANY OF THE FOLLOWING:

(A)  VOTING POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO VOTE OR TO DIRECT THE VOTING POWER OF SUCH SHARE OF COMMON STOCK.

(B)   INVESTMENT POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO DIRECT THE SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK.

(C)   THE RIGHT TO RECEIVE OR TO RETAIN THE PROCEEDS OF ANY SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK.

(D)  THE RIGHT TO RECEIVE OR TO RETAIN ANY DISTRIBUTIONS, INCLUDING, WITHOUT LIMITATION, CASH DIVIDENDS, IN RESPECT OF SUCH SHARE OF COMMON STOCK.

(III)     WITHOUT LIMITING THE GENERALITY OF THE FOREGOING SECTION (II) OF THIS SUBPARAGRAPH B, THE FOLLOWING EVENTS OR CONDITIONS SHALL BE DEEMED TO INVOLVE A CHANGE IN BENEFICIAL OWNERSHIP OF A SHARE OF COMMON STOCK.

(A)  IN THE ABSENCE OF PROOF TO THE CONTRARY PROVIDED IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION (V) OF THIS SUBPARAGRAPH B, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER AN OUTSTANDING SHARE OF COMMON STOCK IS TRANSFERRED OF RECORD INTO THE NAME OF ANY OTHER PERSON.

(B)   IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF A CORPORATION, GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, VOTING TRUSTEE, BANK, TRUST COMPANY, BROKER, NOMINEE OR CLEARING AGENCY, IF IT HAS NOT BEEN ESTABLISHED PURSUANT TO THE PROCEDURES SET FORTH IN SECTION (V) OF THIS SUBPARAGRAPH B THAT THERE HAS BEEN NO CHANGE IN THE PERSON OR PERSONS WHO OR THAT DIRECT THE EXERCISE OF THE RIGHTS REFERRED TO IN CLAUSES (II) (A) THROUGH (II) (D), INCLUSIVE, OF THIS SUBPARAGRAPH B WITH RESPECT TO SUCH OUTSTANDING SHARE OF COMMON STOCK DURING THE PERIOD OF FOUR (4) YEARS

IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION (OR SINCE MAY 30, 1986 FOR ANY PERIOD ENDING ON OR BEFORE MAY 30, 1990), THEN A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED DURING SUCH PERIOD.

(C)   IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANY PERSON AS A TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN UNDER THE UNIFORM GIFTS TO MINORS ACT AS IN EFFECT IN ANY JURISDICTION, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER THERE IS A CHANGE IN THE BENEFICIARY OF SUCH TRUST, THE PRINCIPAL OF SUCH AGENT, THE WARD OF SUCH GUARDIAN, THE MINOR FOR WHOM SUCH CUSTODIAN IS ACTING OR IN SUCH TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN.

(D)  IN THE CASE OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY A PERSON OR GROUP OF PERSONS WHO, AFTER ACQUIRING, DIRECTLY OR INDIRECTLY, THE BENEFICIAL OWNERSHIP OF FIVE PERCENT (5%) OF THE OUTSTANDING SHARES OF COMMON STOCK, FAILS TO NOTIFY THE CORPORATION OF SUCH OWNERSHIP WITHIN TEN (10) DAYS AFTER SUCH ACQUISITION, A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARES OF COMMON STOCK SHALL BE DEEMED TO OCCUR ON EACH DAY WHILE SUCH FAILURE CONTINUES.

(IV)     NOTWITHSTANDING ANY OTHER PROVISION IN THIS SUBPARAGRAPH B TO THE CONTRARY, NO CHANGE IN BENEFICIAL OWNERSHIP OF AN OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED SOLELY AS A RESULT OF:

(A)  ANY EVENT THAT OCCURRED PRIOR TO MAY 30, 1986 OR PURSUANT TO THE TERMS OF ANY CONTRACT (OTHER THAN A CONTRACT FOR THE PURCHASE AND SALE OF SHARES OF COMMON STOCK CONTEMPLATING PROMPT SETTLEMENT), INCLUDING CONTRACTS PROVIDING FOR OPTIONS, RIGHTS OF FIRST REFUSAL, AND SIMILAR ARRANGEMENTS, IN EXISTENCE ON MAY 30, 1986 AND TO WHICH ANY HOLDER OF SHARES OF COMMON STOCK IS A PARTY; PROVIDED, HOWEVER, THAT ANY EXERCISE BY AN OFFICER OR EMPLOYEE OF THE CORPORATION OR ANY SUBSIDIARY OF THE CORPORATION OF AN OPTION TO PURCHASE COMMON STOCK AFTER MAY 30, 1986 SHALL, NOTWITHSTANDING THE FOREGOING AND CLAUSE (IV) (F) HEREOF, BE DEEMED A CHANGE IN BENEFICIAL OWNERSHIP IRRESPECTIVE OF WHEN THAT OPTION WAS GRANTED TO SAID OFFICER OR EMPLOYEE.

(B)   ANY TRANSFER OF ANY INTEREST IN AN OUTSTANDING SHARE OF COMMON STOCK PURSUANT TO A BEQUEST OR INHERITANCE, BY OPERATION OF LAW UPON THE DEATH OF ANY INDIVIDUAL, OR BY ANY OTHER TRANSFER WITHOUT VALUABLE CONSIDERATION, INCLUDING, WITHOUT LIMITATION, A GIFT THAT IS MADE IN GOOD FAITH AND NOT FOR THE PURPOSE OF CIRCUMVENTING THE PROVISION OF THIS ARTICLE FOURTH.

(C)   ANY CHANGES IN THE BENEFICIARY OF ANY TRUST, OR ANY DISTRIBUTION OF AN OUTSTANDING SHARE OF COMMON STOCK FROM TRUST, BY REASON OF THE BIRTH, DEATH, MARRIAGE OR DIVORCE OF ANY NATURAL PERSON, THE ADOPTION OF ANY NATURAL PERSON PRIOR TO AGE EIGHTEEN (18) OR THE PASSAGE OF A GIVEN PERIOD OF TIME OR THE ATTAINMENT BY ANY NATURAL PERSON OF A SPECIFIC AGE, OR THE CREATION OR TERMINATION OF ANY GUARDIANSHIP OR CUSTODIAL ARRANGEMENT.

(D)  ANY APPOINTMENT OF A SUCCESSOR TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN WITH RESPECT TO AN OUTSTANDING SHARE OF COMMON STOCK IF NEITHER SUCH SUCCESSOR HAS NOR ITS PREDECESSOR HAD THE POWER TO VOTE OR TO DISPOSE OF SUCH SHARE OF COMMON STOCK WITHOUT FURTHER INSTRUCTIONS FROM OTHERS.

(E)   ANY CHANGE IN THE PERSON TO WHOM DIVIDENDS OR OTHER DISTRIBUTIONS IN RESPECT OF AN OUTSTANDING SHARE OF COMMON STOCK ARE TO BE PAID PURSUANT TO THE ISSUANCE OR MODIFICATION OF A REVOCABLE DIVIDEND PAYMENT ORDER.

(F)   ANY ISSUANCE OF A SHARE OF COMMON STOCK BY THE CORPORATION OR ANY TRANSFER BY THE CORPORATION OF A SHARE OF COMMON STOCK HELD IN TREASURY, UNLESS OTHERWISE DETERMINED BY THE BOARD OF DIRECTORS AT THE TIME OF AUTHORIZING SUCH ISSUANCE OR TRANSFER.

(G)  ANY GIVING OF A PROXY IN CONNECTION WITH A SOLICITATION OF PROXIES SUBJECT TO THE PROVISIONS OF SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER PROMULGATED.

(H)  ANY TRANSFER, WHETHER OR NOT WITH CONSIDERATION, AMONG INDIVIDUALS RELATED OR FORMERLY RELATED BY BLOOD, MARRIAGE OR ADOPTION (“RELATIVES”) OR BETWEEN A RELATIVE AND ANY PERSON (AS DEFINED IN ARTICLE SEVENTH) CONTROLLED BY ONE OR MORE RELATIVES WHERE THE PRINCIPAL PURPOSE FOR THE TRANSFER IS TO FURTHER THE ESTATE TAX PLANNING OBJECTIVES OF THE TRANSFEROR OR OF RELATIVES OF THE TRANSFEROR.

(I)    ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE DEATH OF THE PREDECESSOR TRUSTEE (WHICH PREDECESSOR TRUSTEE SHALL HAVE BEEN A NATURAL PERSON).

(J)    ANY APPOINTMENT OF A SUCCESSOR TRUSTEE WHO OR WHICH WAS SPECIFICALLY NAMED IN A TRUST INSTRUMENT PRIOR TO MAY 30, 1986.

(K)  ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE RESIGNATION, REMOVAL OR FAILURE TO QUALIFY OF A PREDECESSOR TRUSTEE OR AS A RESULT OF MANDATORY RETIREMENT PURSUANT TO THE EXPRESS TERMS OF A TRUST INSTRUMENT: PROVIDED, THAT LESS THAN FIFTY PERCENT (50%) OF THE TRUSTEES ADMINISTERING ANY SINGLE TRUST WILL HAVE CHANGED (INCLUDING IN SUCH PERCENTAGE THE APPOINTMENT OF THE SUCCESSOR TRUSTEE) DURING THE FOUR (4) YEAR PERIOD PRECEDING THE APPOINTMENT OF SUCH SUCCESSOR TRUSTEE.

(V)       FOR PURPOSES OF THIS SUBPARAGRAPH B, ALL DETERMINATIONS CONCERNING CHANGE IN BENEFICIAL OWNERSHIP, OR THE ABSENCE OF ANY SUCH CHANGE, SHALL BE MADE BY THE BOARD OF DIRECTORS OF THE CORPORATION OR, AT ANY TIME WHEN THE CORPORATION EMPLOYS A TRANSFER AGENT WITH RESPECT TO THE SHARES OF COMMON STOCK, AT THE CORPORATION’S REQUEST, BY SUCH TRANSFER AGENT ON THE CORPORATION’S BEHALF. WRITTEN PROCEDURES DESIGNED TO FACILITATE SUCH DETERMINATION SHALL BE ESTABLISHED AND MAY BE AMENDED FROM TIME TO TIME, BY THE BOARD OF DIRECTORS. SUCH PROCEDURES SHALL PROVIDE, AMONG OTHER THINGS, THE MANNER OF PROOF OF

FACTS THAT WILL BE ACCEPTED AND THE FREQUENCY WITH WHICH SUCH PROOF MAY BE REQUIRED TO BE RENEWED. THE CORPORATION AND ANY TRANSFER AGENT SHALL BE ENTITLED TO RELY ON ANY AND ALL INFORMATION CONCERNING BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARES OF COMMON STOCK COMING TO THEIR ATTENTION FROM ANY SOURCE AND IN ANY MANNER REASONABLY DEEMED BY THEM TO BE RELIABLE, BUT NEITHER THE CORPORATION NOR ANY TRANSFER AGENT SHALL BE CHARGED WITH ANY OTHER KNOWLEDGE CONCERNING THE BENEFICIAL OWNERSHIP OF OUTSTANDING SHARES OF COMMON STOCK.

(VI)     IN THE EVENT OF ANY STOCK SPLIT OR STOCK DIVIDEND WITH RESPECT TO THE OUTSTANDING SHARES OF COMMON STOCK, EACH SHARE OF COMMON STOCK ACQUIRED BY REASON OF SUCH SPLIT OR DIVIDEND SHALL BE DEEMED TO HAVE BEEN BENEFICIALLY OWNED BY THE SAME PERSON FROM THE SAME DATE AS THAT ON WHICH BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARE OR SHARES OF COMMON STOCK, WITH RESPECT TO WHICH SUCH SHARE OF COMMON STOCK WAS DISTRIBUTED, WAS ACQUIRED.

(VII)   EACH OUTSTANDING SHARE OF COMMON STOCK, WHETHER AT ANY PARTICULAR TIME THE HOLDER THEREOF IS ENTITLED TO EXERCISE FIVE (5) VOTES OR ONE (1) VOTE, SHALL BE IDENTICAL TO ALL OTHER SHARES OF COMMON STOCK IN ALL RESPECTS, AND TOGETHER THE OUTSTANDING SHARES OF COMMON STOCK SHALL CONSTITUTE A SINGLE CLASS OF SHARES OF THE CORPORATION.

Unless otherwise specified below, this Proxy will be voted FOR the election as Directors of the nominees listed below.

CARLISLE COMPANIES INCORPORATED

THIS PROXY FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

At the Annual Meeting of Shareholders of Carlisle Companies Incorporated to be held on Friday, April 20, 2007 at 12:00 Noon at the offices of the Company, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina and all adjournments thereof, Richmond D. McKinnish and Steven J. Ford, and each of them, are authorized to represent me and vote my shares on the following:

Item

1.	The election of three (3) Directors. The nominees are:
Donald G. Calder, Robin S. Callahan and Eriberto R. Scocimara.

2.	Any other matter properly brought before this meeting.

(INSTRUCTION:  In the table below indicate the number of shares voted FOR or WITHHOLD as to each nominee for Director.)

Shares beneficially owned before February 23,
2003. (Post number of shares,
not number of votes)

	FOR	WITHHOLD
1. Directors

Donald G. Calder
Robin S. Callahan
Eriberto R. Scocimara

Shares beneficially owned and acquired
after February 22, 2003 (Post number of shares,
not number of votes)

	FOR	WITHHOLD
1. Directors

Donald G. Calder
Robin S. Callahan
Eriberto R. Scocimara

POST ONLY RECORD POSITION:

Dated	, 2007

Signature of Bank, Broker or Nominee

Time-Phased Voting Instructions

CARLISLE COMPANIES INCORPORATED

Voting Procedures - Beneficial Owners

Common Stock of Carlisle Companies Incorporated

To All Banks, Brokers and Nominees:

Carlisle Companies Incorporated (“Carlisle”) shareholders who were holders of record on February 23, 2007 and who acquired Carlisle Common Stock before February 23, 2003, will be entitled to cast five votes per share at the Annual Meeting to be held on April 20, 2007.  Those holders of record who acquired their shares after February 22, 2003 are, with certain exceptions, entitled to cast one vote per share on the Common Stock they own.

To enable Carlisle to tabulate the voting by beneficial owners of Common Stock held in your name, a special proxy has been devised for use in tabulating the number of shares entitled to five votes each and one vote each.  On this card, the beneficial owner must confirm the numbers of five-vote shares and one-vote shares, respectively, he or she is entitled to vote, and by the same signature, gives instructions as to the voting of those shares.  ALL UNINSTRUCTED SHARES WILL BE VOTED UNDER THE 10-DAY RULE.  ALL SHARES WHERE BENEFICIAL OWNERSHIP IS NOT CONFIRMED, WHETHER INSTRUCTED OR NOT, WILL BE LISTED AS ONE-VOTE SHARES.  THIS IS NOT TO BE REGARDED AS A NON-ROUTINE VOTE MERELY BECAUSE OF THE NATURE OF THE VOTING RIGHTS OF THE COMMON STOCK.  The confirmation of beneficial ownership is as follows:

VOTING CONFIRMATION

Please provide the number of shares beneficially owned for each category as of February 23, 2007.

_____             shares beneficially owned BEFORE February 23, 2003 entitled to five votes each.

_____    shares beneficially owned and acquired AFTER February 22, 2003 entitled to one vote each.

If no confirmation is provided, it will be deemed that beneficial ownership of all shares voted will be entitled to one vote each.

You do not have to tabulate votes.  Only record the number of shares shown on the “Voting Confirmation” Section of the Proxy Card.  If no shares are reported on the Proxy Card, record the shares for tabulation purposes as having been acquired AFTER February 22, 2003.

If you are a broker, do not confirm shares.  Only the beneficial owner confirms shares in each voting category shown on the Proxy Card.

If you are a bank, you may wish to follow your usual procedures and furnish the Proxy Card to the beneficial owner.  The beneficial owner will vote his beneficial ownership including the completion of the information required by the “Voting Confirmation.” The beneficial owner may return the Proxy Card either to you or to Carlisle Companies Incorporated c/o Computershare Investor Services, 7600 South Grant Street,  Burr Ridge, Illinois 60527.

March 1, 2007

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold
01 - Donald G. Calder	☐	☐	02 - Robin S. Callahan	☐	☐	03 - Eriberto R. Scocimara	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Carlisle Companies Incorporated

Meeting Details
Proxy Solicited by The Board of Directors
For The Annual Meeting of Shareholders — April 20, 2007

Richmond D. McKinnish and Steven J. Ford, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the annual meeting of shareholders of CARLISLE COMPANIES INCORPORATED to be held at the Company’s principal office, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, at 12:00 Noon on Friday, April 20, 2007, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

YOUR VOTE IS IMPORTANT!  PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

 (Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold
01 - Donald G. Calder	☐	☐	02 - Robin S. Callahan	☐	☐	03 - Eriberto R. Scocimara	☐	☐

B  Voting Confirmation

Please provide the number of shares beneficially owned
for each category as of February 23, 2007.

Shares beneficially owned BEFORE February 23, 2003 entitled to five votes each.

Shares beneficially owned AFTER February 22, 2003 entitled to one vote each. If no confirmation is provided, all shares will be entitled to one vote each.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Carlisle Companies Incorporated

Meeting Details
Proxy Solicited by The Board of Directors
For The Annual Meeting of Shareholders — April 20, 2007

Richmond D. McKinnish and Steven J. Ford, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the annual meeting of shareholders of CARLISLE COMPANIES INCORPORATED to be held at the Company’s principal office, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, at 12:00 Noon on Friday, April 20, 2007, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

YOUR VOTE IS IMPORTANT!  PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

 (Continued and to be signed on reverse side.)